EXHIBIT 16.1
ONCOLYTICS BIOTECH INC.
Corporate Trading Policy
Reviewed and approved by the Board March 5, 2020

EXHIBIT 16.1

ONCOLYTICS BIOTECH INC.
CORPORATE TRADING POLICY
Table of Contents

1.CONFIDENTIAL INFORMATION AND TRADING POLICY ...................................	1
(A) WHO IS SUBJECT TO THIS POLICY? .................................................................................................................	1
(B) GENERAL INFORMATION ON INSIDER TRADING .........................................................................................	1
(C) TIPPING ....................................................................................................................................................................	3
(D) REPORTING ...........................................................................................................…............................................	3
2. CONFIDENTIALITY OF INSIDER INFORMATION ..................................................	3
(A) MAINTAINING CONFIDENTIALITY .................................................................................................................	3
3. TRADING ............................................................................................................................	4
(A) GENERAL RULE ....................................................................................................................................................	4
(B) TRADING POLICY ................................................................................................................................................	4
(C) CONSULTATIONS REGARDING PURCHASE OR SALE OF SECURITIES OF THE CORPORATION ......	5
4. SANCTIONS FOR VIOLATION ......................................................................................	6
(A) LEGAL SANCTIONS .............................................................................................................................................	6
(B) CORPORATE SANCTIONS ...................................................................................................................................	6
5. NOTIFICATION .................................................................................................................	6

Reviewed and approved by the Board March 5, 2020

EXHIBIT 16.1
ONCOLYTICS BIOTECH INC.
1.Confidential Information and Trading Policy
    (a)     Who is subject to this Policy?
This Policy applies to all of the directors, officers, employees and consultants of Oncolytics Biotech Inc. (the "Corporation"). In this Policy, all of such individuals are referred to as "Restricted Persons".
Restricted Persons are the persons most likely to have knowledge of undisclosed material facts or material changes with respect to the Corporation and, accordingly, this Policy is addressed to such persons.
From time to time other persons may be designated by the Chief Executive Officer or Chief Financial Officer of the Corporation as subject to this Policy and upon such designation, such persons shall be included as Restricted Persons for the period of time designated by the Chief Executive Officer or Chief Financial Officer, as the case may be.
    (b)     General Information on Insider Trading
Generally, the philosophy behind Canadian insider trading legislation is:
•trading should be free and open in order to build confidence in the markets;
•there should be equal access to markets; and
•there should be continual and timely disclosure of accurate information.
Securities legislation prohibits any person in a "special relationship" with the Corporation from either:
•purchasing or selling the Corporation's securities with the knowledge of a material fact or material change concerning the Corporation that has not been generally disclosed; or
•informing, other than when necessary in the course of business, another person or corporation of a material fact or material change concerning the Corporation before the material fact or material change has been generally disclosed.
This prohibition applies to, among others, the following persons who are deemed to have a "special relationship" with the Corporation:
•a person who is a director, officer or employee of the Corporation;
•any other "insider", e.g., a 10% shareholder;
Reviewed and approved by the Board March 5, 2020        Page 1 of 6

EXHIBIT 16.1

•a person or company that has engaged, is engaging or proposes to engage in any business or professional activity with the Corporation, e.g., lawyer, consultant, banker, as well the directors and officers of any such company
•a person or company proposing a take-over bid or business combination and such company's directors and officers; and
•any "tippee", i.e., a person who has been "tipped".
The term "insider" is defined in legislation broadly to include:
•every director and "senior officer" of the Corporation;
•every director and senior officer of an issuer that is itself an insider or subsidiary of the Corporation;
•any person or company that, directly or indirectly, beneficially owns or exercises control over more than 10 percent of the voting rights attaching to voting securities of the Corporation; and
•the Corporation itself, where it has purchased, redeemed, or otherwise acquired any of its securities, for so long as it holds any such securities.
The term "securities" includes common shares in the Corporation.
Information is "generally disclosed" if there has been a press release distributed to an appropriate wire service, however, even in that circumstance, it may be necessary to wait a reasonable period of time to allow appropriate dissemination of the information.
In light of this prohibition, it is important to understand what constitutes a material fact or material change. The securities legislation defines material change as:
when used in relation to the affairs of an issuer, a change in the business, operations or capital of the issuer that would reasonably be expected to have a significant effect on the market price or value of the securities of the issuer and includes a decision to implement the change made by the board of directors of the issuer.
Similarly, material fact is defined as:
when used in relation to securities of the issuer, a fact that significantly affects or would reasonably be expected to have a significant effect on the market price or value of the securities.
Reviewed and approved by the Board March 5, 2020         Page 2 of 6

EXHIBIT 16.1
The determination of when a material change has occurred or of what constitutes a material fact may not always be clear.
If the Corporation has filed a press release, the Corporation may conclude that such matters described in the press release are not material changes or material facts regarding the Corporation and thus may not file a material change report.
    (c)     Tipping
Tipping involves the limited dissemination of material information by a person in a "special relationship". A "tippee" is someone who learns of a material fact or material change from another person (a "tipper") in a "special relationship" with the Corporation and knows or ought reasonably to know that the other person is in a special relationship with the Corporation. Each tippee becomes a person in a special relationship and is in turn prohibited from tipping and improper trading.
    (d)     Reporting
All insiders of the Corporation must publicly report via SEDI (System for Electronic Disclosure by Insiders) any purchases or sales of the Corporation securities or any grant or exercise of any option or other convertible security within 10 days of such transaction unless exempted by applicable securities legislation.
2.Confidentiality of Inside Information
Restricted Persons who come into possession of material non-public information concerning the Corporation must not intentionally or inadvertently communicate that information to any person unless the person has a need to know the information for legitimate, business-related reasons. A Restricted Person who improperly reveals material inside information to another person can be held liable under the provision of various securities acts and regulations for the trading activities of his or her "tippee" and any other person with whom the tippee shares the information.
    (a)     Maintaining Confidentiality
Any director, officer or employee privy to confidential information is required to manage such information in accordance with the Corporation’s Corporate Disclosure Policy as updated from time to time.
Outside parties privy to undisclosed material information concerning the Corporation will be told that they must not divulge such information to anyone else, other than in the necessary course of business and only under the confidentiality obligations to which the party is subject and that they may not trade in the Corporation’s securities until the information is publicly disclosed and disseminated in accordance with this Policy. Such outside parties should confirm their commitment to non-disclosure in the form of a written confidentiality agreement or as part of their services contract.
Reviewed and approved by the Board March 5, 2020         Page 3 of 6

EXHIBIT 16.1
3.Trading
    (a)     General Rule
The Corporation has adopted the following rule in respect of trading in securities of the Corporation by Restricted Persons:
If you have knowledge of a material fact, pending change of material fact, or material change related to the affairs of the Corporation or any company involved in a transaction with the Corporation which is not generally known, or you are aware that the Corporation has decided to issue a press release with respect to the event (whether or not that event is considered material), no purchase or sale may be made until the knowledge has been made public. In addition, this knowledge must not be conveyed to any other person for the purpose of assisting that person in trading securities.
    (b)     Trading Policy
It is illegal for anyone to purchase or sell securities of any public company with knowledge of material information affecting that company that has not been publicly disclosed. Except in the necessary course of business, it is also illegal for anyone to inform any other person of material non-public information. Therefore, Restricted Persons or counter-parties in negotiations of material potential transactions, are prohibited from trading securities of the Corporation or any counter-party until the information has been fully disclosed and one full trading day has passed.
For the purposes of this Policy, the exercise through the purchase of previously granted and vested options or warrants, in and of itself, shall not be considered trading in the securities of the Corporation.
The Corporation has adopted the following Policy to regulate trading in securities of the Corporation by Restricted Persons:
a)Restricted Persons may engage in transactions involving the securities of the Corporation at all times during the year, except, with respect to the preparation of the quarterly and annual financial information, which shall include the financial statements and notes related thereto and Management’s Discussion and Analysis developed therefrom, (together defined herein as the Financial Information), during a period commencing on the earlier of (i) the date the Restricted Person commences the preparation of the Financial Information or the Restricted Person reviews the Financial Information and (ii) five business days prior to the meeting of the Audit Committee where the Financial Information is reviewed, until one
Reviewed and approved by the Board March 5, 2020         Page 4 of 6

EXHIBIT 16.1
full trading day after the Financial Information has been publicly disseminated;
b)Restricted Persons shall refrain from engaging in transactions involving securities of the Corporation during the period from the date of calling of a board meeting called for reasons other than regularly scheduled meetings and, if applicable, continuing until the opening of trading on the first day after the completion of a full trading day following the date of public disclosure by the Corporation of matters resolved at the meeting, if any;
c)From time to time, the Corporation may circulate notices to Restricted Persons (including those given a temporary designation as Restricted Persons) alerting them to material events and information and specifying "black out" periods during which securities of the Corporation should not be bought or sold by insiders; and
d)The company does not allow insiders to hedge their position in shares, options, DSU's, PSU's, debentures or other debt instruments by use of any financial instrument, which would include but is not limited to options, puts, calls, warrants or short sells, designed to benefit the holder from a change in the market value of the stock of the company. d
e)Trading After Information Becomes Public
Even though material or non-material information has been publicly disclosed, Restricted Persons should continue to refrain from trading in securities of the Corporation until the information has been adequately disseminated to the public and investors have been able to evaluate it. Information is not public merely because it is reflected by rumours or unofficial statements in the marketplace. Such information will be considered to have been adequately disseminated and absorbed by the marketplace after one full trading day after its release. For example, if the Corporation issues a press release during the trading hours of the exchange on which its common shares are listed for trading, Restricted Persons are prohibited from trading until at least one full trading day has elapsed.
    (c)     Consultations regarding purchase or sale of securities of the Corporation
Prior to buying or selling any securities of the Corporation or granting any options or other convertible securities, all persons subject to this Policy should consult with the Chief Executive Officer or the Chief Financial Officer to confirm that no blackout period is in place.
Reviewed and approved by the Board March 5, 2020         Page 5 of 6

EXHIBIT 16.1
4.Sanctions for Violation
    (a)     Legal Sanctions
If a person who is in a special relationship with the Corporation purchases or sells securities of the Corporation with knowledge of any undisclosed material fact or material change, under applicable laws, he, she or it could be:
•liable to the other party involved in the purchase or sale for damages that result from the trade;
•accountable to the Corporation for any profit made or loss prevented;
•subject to sanctions such as restrictions on the ability to trade any securities or act as a director or officer of any company;
•subject to administrative penalties of up to $1,000,000;
•subject to quasi-criminal penalties of up to the greater of $5 million or 3x the profit made and/or 5 years less a day imprisonment; and
•subject to criminal penalties under the Criminal Code.
A "tipper" who informs another person of a generally undisclosed material fact or change could be liable to compensate any person for damages who thereafter sells securities of the Corporation to or purchases securities of the Corporation from, the person or issuer that receives the information.
    (b)     Corporation Sanctions
Directors, officers and employees of the Corporation are bound by this Policy and by other means to maintain the confidentiality of material, non-public information. Where it becomes apparent that one of these parties is in violation of this Policy, the Disclosure Policy Committee will review the matter and recommend a course of action as to appropriate consequences and remedial measures.
5.Notification
Restricted Persons will be advised of these policies and their importance.
If an individual has any questions regarding any portion of this Policy, please contact either the Chief Executive Officer or Chief Financial Officer.
6.     Date of Mandate
This Policy was most recently reviewed and approved on March 5, 2020.
Reviewed and approved by the Board March 5, 2020         Page 6 of 6